Exhibit I1

Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 +1 215 988 2700 main +1 215 988 2757 fax

May 29, 2020

Northern Funds

50 South LaSalle Street

Chicago, IL 60603

Re:	Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel to Northern Funds, a Delaware statutory trust (the “Trust”), organized under an Agreement and Declaration of Trust dated February 7, 2000 (the “Declaration of Trust”) in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to a Registration Statement on Form N-1A (File Nos. 33-73404 and 811-08236) (the “Registration Statement”), of two separate classes of shares of beneficial interest (known as Class I shares and Class K shares) in the Small Cap Core Fund, the U.S. Quality ESG Fund and the Global Sustainability Index Fund (the “Funds”), three series of the Trust. Shares of the aforesaid classes of shares of beneficial interest are referred to hereinafter as “Shares.” The Trust is authorized to issue an unlimited number of Shares in each of the aforesaid classes and portfolios.

We have reviewed the Registration Statement and the Trust’s Declaration of Trust, as amended, its by-laws and certain resolutions adopted by its Trustees, and such certificates or comparable documents of public officials and officers and representatives of the Trust, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In rendering this opinion, we have assumed the authenticity of documents submitted to us as originals, the genuineness of signatures, the legal capacity of natural persons, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Trust.

As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Trust, upon statements made to us in discussions with the Trust’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that the Shares to be registered under the Registration Statement will be, when issued against payment therefor as described therein, legally issued, fully paid and non-assessable by the Trust, and that, under Delaware law, the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of the Funds or a series of the Funds, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

In addition to any qualifications and limitations set forth above, the opinions set forth above are subject to the following limitation:

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Statutory Trust Act, and we express no opinion on the “blue sky” or securities law of any jurisdiction.

We hereby consent to the use of our name and to the references to our Firm under the caption “Additional Trust Information – Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information included in Post-Effective Amendment No. 159 to the Registration Statement on Form N-1A under the 1933 Act of Northern Funds (file Nos. 33-73404 and 811-08236). This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP